EXHIBIT 99.1
NEWS RELEASE
RANGE ACHIEVES 24TH CONSECUTIVE QUARTER OF PRODUCTION GROWTH
FORT WORTH, TEXAS, JANUARY 21, 2009...RANGE RESOURCES CORPORATION (NYSE: RRC) today provided an operations update. Fourth quarter 2008 production volumes rose to 403 Mmcfe per day, a 17% increase over the prior-year period. On a sequential basis, fourth quarter 2008 production rose 4% compared to the prior quarter. Approximately 82% of the Company’s production in the quarter was natural gas. Production for 2008 averaged 386 Mmcfe per day, a 20% increase over 2007. Range has now achieved 24 consecutive quarters of sequential production growth.
Commenting on the announcement, John Pinkerton, Range’s Chairman and CEO, said, “Once again our operating teams did an outstanding job efficiently increasing production in the fourth quarter. Reaching our 24th consecutive quarter of production growth is a tremendous achievement and reflects the quality and dedication of the Range team. In particular, the progress made in the Marcellus play during the fourth quarter will be a significant catalyst for Range in 2009. For the past several years as the Marcellus play was in the testing phase, it was a hindrance to our overall capital efficiency. Now that we have achieved significant commercial success, the Marcellus play will be highly accretive to our capital efficiency in 2009. With the combination of exceptional well performance, reductions in well costs and superior natural gas prices due to the play’s proximity to the northeast markets, the Marcellus play is capable of delivering attractive returns even at today’s low natural gas prices. The Marcellus play and Range’s other low-cost projects, coupled with our solid financial position and hedges that cover 74% of our estimated 2009 gas production, position us to prudently build shareholder value in 2009.”
Range’s 2009 drilling program is off to a solid start with 13 drilling rigs currently running. For the year, we anticipate drilling approximately 730 (500 net) wells. Fourth quarter 2008 development and exploration expenditures are anticipated to total roughly $210 million, funding the drilling of 129 (94 net) wells. A 97% success rate was achieved with 126 (91 net) wells productive. In 2008, 533 (395 net) wells were placed on production. At year-end, the remaining 114 (90 net) wells were in various stages of completion or waiting on pipeline connection.
During the fourth quarter, the Marcellus Shale division continued to make outstanding progress. Since late October 2008, 10 new Marcellus horizontal wells have been brought online to a new gas processing plant. The 24-hour initial production rate for those 10 wells averaged 7.3 Mmcfe per day. Of those, seven had initial production rates of 3.5 Mmcfe per day or more, while three had initial rates of 9 Mmcfe per day or more. The best well had an initial rate of 24.5 Mmcfe per day. Current Marcellus production is approximately 35 Mmcfe per day net and is constrained by current processing capacity. Eight of the wells have now been online for more than 30 days, and the 30-day average of those eight wells is 4.3 Mmcfe per day, with the highest volume well averaging 9.6 Mmcfe per day. Currently there are 13 wells, including nine horizontals that have been fraced and are waiting on processing capacity expansion before they are turned to sales. In late March or early April 2009, processing capacity is expected to expand from 30 to 60 Mmcf per day. Additional expansions are planned that would bring processing capacity to 180 Mmcf per day by late 2009 or early 2010. At least 50 horizontal wells are anticipated to be drilled in 2009. The targeted production exit rate for 2009 is 80 – 100 Mmcfe per day net.
While focused on ramping up production, the Marcellus division is also focused on reducing drilling times and improving upon the effectiveness of horizontal well completions. Range has cut more than 20 days and approximately $800,000 from its drilling costs in recent wells. Later this month, Range will take delivery of the first built-for-purpose Marcellus drilling rig and expects to see more efficiency improvements and cost reductions. Five more specially designed rigs are scheduled to arrive in 2009 and will replace existing rigs. We plan to exit 2009 with six rigs running in the Marcellus. As a result of the recent advances, we believe horizontal well costs will average $3 to $4 million per well in 2009. On the regulatory front, the permitting process has been streamlined and Range has a majority of its 2009 drilling permits already in hand. Range has also secured water withdrawal and disposal capacity for several years of activity in the Marcellus.

In the Nora and Widen fields of Virginia and West Virginia, the Appalachian division drilled a total of 37 coal bed methane, tight gas sand and shale wells during the fourth quarter. At Nora, the division drilled 18 coal bed methane wells on 60-acre spacing and five infill wells on 30-acre spacing.  In addition, nine tight gas sand wells were drilled at Nora, achieving above-average initial production results. During the quarter, four horizontal Huron Shale wells were drilled. To date, nine horizontals have been completed to the Huron Shale and one horizontal Berea well has been completed.  Of the seven horizontal Huron Shale wells that are currently on production, the initial production rates have averaged 1.1 Mmcf per day.  The initial production rate on the Berea horizontal well was 1.5 Mmcf per day.  For 2009, Range plans 220 coal bed, 60 tight gas sand and 20 horizontal Huron Shale wells in the Nora field. In West Virginia, Range completed a horizontal Big Lime well on its 77,000 acre Widen property in late 2008 with encouraging results and plans five additional horizontal wells in 2009 to continue testing this horizon.
In the Fort Worth Basin, Range completed what it believes to be the best well in Hill County to date, for both the Company and the industry. The initial production rate from the Ellig #1-H was 9.0 Mmcfe per day, and it has averaged 4.8 Mmcfe per day over the first 30 days. Additional activity in the Fort Worth Basin included the completion of a pilot project to test 250-foot well spacing in southern Tarrant County. The first two pilot wells are now producing 14.0 Mmcfe per day, which is much greater than originally projected. Assuming continued success with this infill project, Range has more than 100 additional infill locations to drill in the core of the Barnett Shale play.
Activity for the Midcontinent division in the fourth quarter included the drilling of 16 (6.2 net) wells with an 88% success rate. In the Texas Panhandle, Range’s initial offset to its St. Louis discovery yielded production from the St. Louis Lime at a rate of 2.3 (0.9 net) Mmcfe per day. A second offset is completing, with a third well drilling. A deep Anadarko Basin well encountered significant Springer production, commencing sales at a rate of 10.9 (3.5 net) Mmcfe per day. The division plans 69 (48 net) new wells for 2009.
The Company also announced that its preliminary fourth quarter 2008 oil and gas price realizations (including the impact of derivative settlements) averaged $6.86 per mcfe. This represents a 17% decrease from the prior-year period and a 24% decrease from third quarter 2008. For 2009, 74% of anticipated gas production is hedged at an average floor price of $7.62 per mcf. This includes recent natural gas hedges for the second and third quarters of 2009 to protect against the current weakness in the natural gas market.
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.
Except for historical information, statements made in this release, including those relating to anticipated production, capital expenditures, the number of wells to be drilled, future realized prices and anticipated financial results are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

2009-2 Contact:	Rodney Waller, Senior Vice President David Amend, Investor Relations Manager Karen Giles, Corporate Communications Manager (817) 870-2601 www.rangeresources.com

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